Tieto and EVRY announce planned Group Leadership and structure for the combined TietoEVRY

NOT FOR PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, JAPAN OR ANY JURISDICTION WHERE TO DO SO MIGHT CONSTITUTE A VIOLATION OF THE LOCAL SECURITIES LAWS OR REGULATIONS OF SUCH JURISDICTION.

Tieto Corporation Stock Exchange Release 16 October 2019 9.00 am EET

Tieto and EVRY today announced the planned Group Leadership and operating structure for the combined TietoEVRY. The nominations are subject to the closing of the merger that is expected to take place during the fourth quarter of 2019, or during the first quarter of 2020 at the latest.

The Extraordinary General Meetings of EVRY and Tieto approved the merger on 2 and 3 September, respectively, while the transaction is still subject to approvals by competition authorities. Through joining forces, the ambition of Tieto and EVRY is to create a leading Nordic digital services and software company. The combined company will have close to EUR 3 billion in revenue and be well-positioned to create digital advantage for Nordic enterprises and society.

The country teams and service lines will constitute the businesses of TietoEVRY. The country teams will focus on driving customer experience and integrating all the capabilities of the company for customers. Service lines will focus on developing services and best practices to ensure TietoEVRY’s competitiveness in the market. Common Group functions comprising CFO, HR, Operations and Strategy support the businesses in areas like strategy, performance management, employee development, communications, marketing, global delivery and business development. TietoEVRY integration programme is an essential part of the operating structure and Group Leadership.

Group Leadership for TietoEVRY after the merger will consist of the following members:

•	Satu Kiiskinen, Managing Partner, Finland – currently serves as Managing Partner Finland at Tieto
•	Christian Pedersen, Managing Partner, Norway – currently serves as Executive Vice President, EVRY Norway and EVRY Nordic

Consulting

•	Karin Schreil, Managing Partner, Sweden – currently serves as Executive Vice President, EVRY Sweden
•	Thomas Nordås, Head of Digital Consulting – currently serves as Managing Partner, Norway at Tieto
•	Johan Torstensson, Head of Cloud & Infra – currently serves as Executive Vice President, Digital Platform Services at EVRY
•	Christian Segersven, Head of Industry Software – currently serves as Head of Industry Software at Tieto
•	Wiljar Nesse, Head of Financial Services – currently serves as Executive Vice President, EVRY Financial Services
•	Tom Leskinen, Head of Product Development Services – currently serves as Head of Product Development Services at Tieto
•	Malin Fors-Skjæveland, TietoEVRY Integration Officer – currently serves as Executive Vice President for Sales Excellence at

EVRY

•	Ari Järvelä, Head of Operations – currently serves as Head of Centers of Excellence at Tieto
•	Trond Vinje, Head of HR – currently serves as Executive Vice President, Human Resources at EVRY
•	Kishore Ghadiyaram, Head of Strategy – currently serves as Chief of Strategy at Tieto
•	Tomi Hyryläinen, Chief Financial Officer – currently serves as Chief Financial Officer at Tieto

As announced on June 18, following the completion of the merger Kimmo Alkio will be the Chief Executive Officer of TietoEVRY. The named leaders will comprise TietoEVRY Group Leadership.

Per Hove, CEO of EVRY, will continue to lead EVRY until closing, after that he will work with Kimmo Alkio on special projects and TietoEVRY integration.

“We are progressing well in our journey to become TietoEVRY. After approvals from both companies’ shareholders, I am pleased that we are now able to announce the new Group Leadership and the planned operating structure.

In the leader selection process for the new company we have considered number of criteria including meritocracy, performance, values and international presence. I am confident that together we will create a strong team to drive the company forward and create long-term value for our employees, customers, shareholders and the society.

As we will now continue with the integration planning, I am truly excited about the opportunities ahead to advance in the era of the digital world,” says CEO Kimmo Alkio.

Further information for investors:

Tomi Hyryläinen, CFO, Tieto, tel. +358 50 555 0363, tomi.hyrylainen(at)tieto.com

Nina Mortensen, CFO, EVRY, tel. +47 975 24 236, nina.mortensen(at)evry.com

For media:

Kia Haring, Head of Global Communications and Corporate Responsibility, +358 40 765 3700, kia.haring(at)tieto.com

Unni Strømstad, EVP Communications & Marketing, tel +47 9775 3453, unni.stromstad(at)evry.com

Tieto aims to capture the significant opportunities of the data-driven world and turn them into lifelong value for people, business and society. We aim to be customers’ first choice for business renewal by combining our software and services capabilities with a strong drive for co-innovation and ecosystems. Headquartered in Finland, Tieto has around 15 000 experts in close to 20 countries. Tieto’s turnover is approximately EUR 1.6 billion and shares listed on NASDAQ in Helsinki and Stockholm. www.tieto.com

EVRY is a leading Nordic tech and consulting company. Together with our customers and an ecosystem of the best global digital experts, we shape the future today by applying new technologies to improve end user experiences, and the performance of people, processes and systems. We are close to our customers and represent a Nordic mindset on responsibility, quality and security. We leverage our Nordicness to do business in more than 18 countries. EVRY is listed on Oslo Stock Exchange. Our 8 800 employees are passionate about creating digital advantage and shaping the future – today.

IMPORTANT INFORMATION

This announcement is not an offer to sell or a solicitation of any offer to buy any securities issued by Tieto Corporation ("Tieto" or the "Company") or EVRY ASA ("EVRY") in any jurisdiction where such offer or sale would be unlawful.

In any EEA Member State, other than Finland or Norway, where Regulation (EU) 2017/1129 (the "Prospectus Regulation") is applicable, this communication is only addressed to and is only directed at "qualified investors" in that Member State within the meaning of the Prospectus Regulation.

In the United Kingdom, this document and any other materials in relation to the securities described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this document relates is available only to, and will be engaged in only with, "qualified investors" within the meaning of Article 2(e) of the Prospectus Regulation who are (i) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; or (iii) other persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as "relevant persons"). In the United Kingdom, persons who are not relevant persons should not take any action on the basis of this document and should not act or rely on it.

This document is not a prospectus for the purposes of the Prospectus Regulation. A prospectus prepared pursuant to the Prospectus Regulation can be obtained from www.tieto.com/tietoevry. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the prospectus.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with the release. Each person must rely on their own examination and analysis of Tieto, EVRY, their respective subsidiaries, their respective securities and the merger, including the merits and risks involved.

This release includes "forward-looking statements." These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words "aims," "anticipates," "assumes," "believes," "could," "estimates," "expects," "intends," "may," "plans," "should," "will," "would" and similar expressions as they relate to Tieto, EVRY, the merger or the combination of the business operations of Tieto and EVRY identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release.

NOTICE TO EVRY SHAREHOLDERS IN THE UNITED STATES

Any securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There is no intention to register any securities referred to herein in the United States. Any securities referred to herein are being offered or sold in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

This document is made for the securities of a foreign company. The document is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under any transaction referred to herein, such as in open market or privately negotiated purchases.